Exhibit 4.1

SERVICESOURCE INTERNATIONAL, LLC

REGISTRATION AND INFORMATION RIGHTS AGREEMENT

THIS REGISTRATION AND INFORMATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of the 8th day of December, 2006, by and among ServiceSource International, LLC, a Delaware corporation (the “Company”), GA SS Holding LLC, a Delaware limited liability company (the “GA Holder”), SSLLC Holdings, Inc., a limited liability company formed under the Delaware Limited Liability Company Act (the “Benchmark Holder”) and Housatonic Micro Fund SBIC, LP and Housatonic Equity Investors SBIC, LP (collectively, the “Housatonic Holder” and together with the GA Holder and the Benchmark Holder, and any permitted transferee of Registrable Securities and the rights hereunder in accordance with Section 2.1 and Section 2.9, the “Holders” and each of the GA Holder, the Benchmark Holder, the Housatonic Holder and any such permitted transferee being a “Holder.”).

RECITALS

WHEREAS, as of the date hereof, the Benchmark Holder owns an aggregate of 11,417,860 Common Shares and the Housatonic Holder own an aggregate of 8,000,000 Common Shares and the GA Holder is purchasing Common Shares pursuant to that certain Common Shares Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”);

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, in connection with the consummation of the Financing, the parties desire to enter into this Agreement in order to grant registration, information rights and other rights to the Holders as set forth below, which rights shall supercede and replace any such existing rights of the Housatonic Holder and the Benchmark Holder.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL.

1.1    Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a)    “Affiliate” means a parent, subsidiary or other Person affiliated by common control with another Person.

(b)    “Common Shares” means the Common Shares of the Company as defined in the Fourth Amended and Restated Limited Liability Company Agreement of the Company of even date herewith.

(c)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d)    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e)    “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(f)    “Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

(g)    “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(h)    “Registrable Securities” means each of the following: (a) Common Stock of the Company issuable or issued upon conversion or exchange of the Shares, (b) any other shares of Common Stock of the Company acquired or owned by any of the Holders prior to the Initial Offering and (c) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise to the Holders and any shares of Common Stock of the Company issuable or issued to the Holders upon conversion, exercise or exchange of Common Stock of the Company or Shares. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned in accordance with Section 2.9 hereof.

(i)    “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(j)    “SEC” or “Commission” means the Securities and Exchange Commission.

(k)    “Securities Act” shall mean the Securities Act of 1933, as amended.

(l)    “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(m)    “Shares” shall mean the Common Shares held from time to time by the Holders or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.

(n)    “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1    Restrictions on Transfer.

(a)    Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i)    there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)    (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

(b)    Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) is a general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder that is a corporation, partnership or limited liability company, or (B) an Affiliate; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c)    Each certificate, if any such certificates are issued, representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT’) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(d)    The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend.

(e)    Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2    Demand Registration.

(a)    Subject to the conditions of this Section 2.2, if the Company shall receive a written request from any of the GA Holder, the Benchmark Holder or the Housatonic Holder as a group, acting through its designee (such requesting Holder, the “Initiating Holder”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities (a “Demand Registration”) with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $10,000,000 (a “Qualified Public Offering”), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

(b)    If the Initiating Holder intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Initiating Holder (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, then the Company shall include in such registration only the aggregate amount of Registrable Securities that the underwriter believes may be sold without any such material adverse effect and shall reduce the amount of Registrable Securities to be included in such registration, first as to the Company, second as to the Holders (including the Initiating Holder) who requested to participate in such registration (as a group, if applicable), pro rata within each group based on the number of Registrable Securities owned by each such Holder. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing Persons or the Affiliates of such Holder shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c)    The Company shall not be required to effect a registration pursuant to this Section 2.2 for any Holder:

(i)    prior to the earlier of (A) the third anniversary of the date of this Agreement or (B) of the expiration of the restrictions on transfer set forth in Section 2.10 following the Initial Offering;

(ii)    for each of the GA Holder, the Benchmark Holder and the Housatonic Holder, after the Company has effected two (2) registrations for such Initiating Holder pursuant to this Section 2.2, and such registrations have been declared or ordered effective and remain continuously effective for the lesser of (i) the period during which all Registrable Securities registered in such registration are sold and (ii) 120 days; provided, that (x) after such registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder has not been interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Initiating Holder and such interference is not thereafter eliminated and (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such registration are satisfied or waived, unless any failure of such conditions to be satisfied or waived is by reason of a failure by the Initiating Holder.

(iii)    during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering, other than pursuant to a Special Registration Statement; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv)    if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the Chairman of the Board stating that (i) in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time or (ii) the Company intends to file a registration statement for a public offering within ninety (90) days other than pursuant to a Special Registration Statement, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holder; provided that the Company’s right to delay either a Demand Registration under this Section 2.2(c)(iv), a S-3 Registration under Section 2.4(c)(iv) or to institute a Suspension Period under Section 2.6(a) shall be exercised not more than once in any twelve (12) month period and in the aggregate shall not be in effect for more than ninety (90) days in any three hundred and sixty five (365) day period; or

(v)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.3    Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)    Underwriting. If the registration statement of which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter advises the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, then the Company shall include in such registration only the aggregate amount of Registrable Securities that the underwriter believes may be sold without any such material adverse effect and shall allocate the amount of Registrable Securities to be included in such registration, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing Persons or the Affiliates of such Holder shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4    Form S-3 Registration.

(a)    If the Company shall receive a written request from any of the Holders that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement (an “S-3 Registration”) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will (i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities and (ii) as expeditiously as possible, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company.

(b)    Underwriting. If the Holders holding a majority of the Registrable Securities to be included in such S-3 Registration so elects, the Company shall use its best efforts to cause such S-3 Registration to be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters shall be selected for such offering by the Holders holding a majority of the Registrable Securities to be included in such S-3 Registration (which underwriter or underwriters shall be reasonably acceptable to the Company). All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with such underwriter. If the underwriter believes that the registration of all or part of the Registrable Securities which the Holders have requested to be included would materially adversely affect the success of such public offering, then the Company shall be required to include in the underwritten offering, to the extent of the amount that the underwriter believes may be sold without causing such adverse effect, first, all of the Registrable Securities to be offered for the account of the Holders, pro rata based on the number of Registrable Securities owned by such Holders; second, any other securities requested to be included in such offering. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing Persons or the Affiliates of such Holder shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c)    The Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i)    if Form S-3 is not available for such offering by the Holders, or

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such S-3 Registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than five million dollars ($5,000,000), or

(iii)    if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that (i) in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such S-3 Registration to be effected at such time or (ii) the Company intends to file a registration statement for a public offering within ninety (90) days other than pursuant to a Special Registration Statement, then the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided that the Company’s right to delay either a Demand Registration under Section 2.2(c)(iv), a S-3 Registration under this Section 2.4(c)(iv) or to institute a Suspension Period under Section 2.6(a) shall be exercised not more than once in any twelve (12) month period and in the aggregate shall not be in effect for more than ninety (90) days in any three hundred and sixty five (365) day period, or

(iv)    if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

(v)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(d)    Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as expeditiously as possible after receipt of the requests of the Holders. No S-3 Registration pursuant to this Section 2.4 shall be deemed or counted as a Demand Registration pursuant to Section 2.2.

2.5    Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, 2.3 or 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the Holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to

Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holder, with respect to a registration pursuant to Section 2.2, or the Holders of a majority of Registrable Securities to be registered thereunder, with respect to a registration pursuant to Section 2.4 unless (a) the withdrawal is based upon material adverse information concerning the Company’s finances of which the Holders were not aware at the time of such request or (b) the Initiating Holder, with respect to a registration pursuant to Section 2.2, or the Holders of a majority of Registrable Securities to be registered thereunder, with respect to a registration pursuant to Section 2.4 agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) or 2.4(c)(iv), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) or 2.4(c)(iv), as applicable, to undertake any subsequent registration.

2.6    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred and twenty (120) days, or if earlier, until the Holder or Holders have completed the distribution related thereto or, if such Registrable Securities are offered on a continuous basis pursuant to Rule 415 under the Securities Act, until all Registrable Securities covered by such registration statement have been sold; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holder hereby agrees not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below); provided, further that the Company’s right to delay either a Demand Registration under Section 2.2(c)(iv), a S-3 Registration under Section 2.4(c)(iv) or to institute a Suspension Period under this Section 2.6(a) shall be exercised not more than once in any twelve (12) month period and in the aggregate shall not be in effect for more than ninety (90) days in any three hundred and sixty five (365) day period. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the Holders holding a majority of the Registrable Securities registered under the applicable registration statement, which consent may be granted or withheld in such Holders’ sole discretion. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c)    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)    Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the managing underwriter(s). Each Holder participating in such underwriting shall also enter into and perform its obligations under such underwriting agreement.

(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use best efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)    Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7    Delay of Registration; Furnishing Information.

(a)    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c)    The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.8    Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)    The Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading , or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the Company shall not be liable to any Holder in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder.

(b)    Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds (after deducting the underwriters’ discounts and commissions) from the offering received by such Holder.

(c)    Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party.

The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

(d)    If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by, reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the Violation(s) or Holder Violation(s) referred to above shall be deemed to include, subject to the limitations set forth in this Section 2.8, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds (after deducting the underwriters’ discounts and commissions) from the offering received by such Holder.

(e)    The parties hereto agree that it would not be just and equitable if contribution pursuant to Section 2.8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 2.8(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the

Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f)    The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.8 would apply that is covered by a registration filed before termination of this Agreement, such termination.

2.9    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities); provided, however, (i) the transferor shall, within ten (10) business days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned, (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement and (iii) after giving effect to such transfer, such transferee shall own not less than one percent (1%) of the equity securities of the Company on a fully diluted basis.

2.10    “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the 180-day period following the effective date of the Initial Offering (or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711); provided, that all officers and directors of the Company are bound by and have entered into similar agreements. The obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. No Holder of Registrable Securities subject to this Section 2.10 shall be released from any obligation under any agreement, arrangement or understanding entered into pursuant to this Section 2.10 unless all other Holders of Registrable Securities subject to the same obligation are also released.

2.11    Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.11 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 2.11 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.11 and 2.12. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.11 and 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.12    Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)    Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)    File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)    So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.13    IPO Entity. If in lieu of a conversion to a corporation, the Company establishes a separate corporation that is a member of the Company or a subsidiary of the Company (the “IPO Entity”), whose shares are to be sold in the Initial Offering pursuant to an effective registration statement, all references in this Agreement to the Company shall, where appropriate, be deemed to refer to the IPO Entity. In such an event, the Company hereby agrees to cause the IPO Entity to comply with the provisions of this Agreement.

2.14    Registrable Securities. For the purposes of this Agreement, Registrable Securities held by a Holder will cease to be Registrable Securities for such Holder, when (i) a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective registration statement or (ii) (x) the entire amount of the Registrable Securities owned by such Holder may be sold in a single sale, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, without any limitation as to volume pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act and (y) such Holder owns less than one percent (1%) the equity securities of the Company on a fully diluted basis.

SECTION 3.    INFORMATION RIGHTS.

3.1    Information Rights. The Company will furnish the GA Holder, the Benchmark Holder and the Housatonic Holder as soon as practicable:

(a)    as soon as available, but not less than one hundred twenty (120) days after the end of each fiscal year, a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants selected by the Company’s Board of Directors;

(b)    as soon as available, but not less than forty-five (45) days after the end of each of the first, second and third quarterly accounting periods in each fiscal year of the Company, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made;

(c)    as soon as available, but not less than thirty (30) days after the end of each month, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date; and

(d)    prior to or around the time of the Company’s first Board of Directors meeting of each fiscal year, an annual budget and operating plans for such fiscal year.

SECTION 4.    MISCELLANEOUS.

4.1    Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to conflict of law principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of any New York federal court sitting in the Borough of Manhattan of The City of New York or the New York State courts located in The City of New York.

4.2    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

4.3    Entire Agreement. This Agreement, the Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. The parties agree that this Agreement supercedes and replaces the registration rights granted to the Benchmark Holder pursuant to Exhibit G of that Preferred Share Purchase and Resale Agreement, dated December 2, 2004, among the Benchmark Holder and the Company. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

4.4    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.5    Amendment and Waiver. Except as otherwise expressly provided, this Agreement may be terminated, amended or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of the Company and the Holders.

4.6    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

4.7    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

4.8    Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys’ and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

4.9    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

4.11    Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and for the reduction of shares of Registrable Securities included in registrations under Section 2.2(c), 2.3(a) or 2.4(b).

4.12    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

4.13    Termination. This Agreement shall terminate and be of no further force or effect upon the occurrence of a dissolution or winding up of the Company; provided, that no Initial Offering by the IPO Entity has occurred.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION AND INFORMATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:		HOLDER:

SERVICESOURCE INTERNATIONAL, LLC		GA SS HOLDING LLC

Signature:	/s/ Michael Smerklo	Signature:	/s/ Christopher Lanning

Print Name:	Michael Smerklo	Print Name:	Christopher Lanning

Title:	Chief Executive Officer	Title:	Managing Director

Address:	735 Battery Street 4th Floor San Francisco, CA 94111

HOUSATONIC EQUITY INVESTORS SBIC, L.P.

By: Housatonic Equity Partners SBIC, LLC

Its: General Partner

HOUSATONIC MICRO FUND SBIC, L.P.

By: Housatonic Micro Partners, LLC

Its: General Partner

		Signature:	/s/ Barry D. Reynolds

		Print Name:	Barry D. Reynolds

		Title:	Managing Director

SSLLC HOLDINGS, INC.

		Signature:	/s/ Steven M. Spurlock

		Print Name:	Steven M. Spurlock

		Title:	President and CFO

REGISTRATION AND INFORMATION RIGHTS AGREEMENT

SIGNATURE PAGE

EXHIBIT A

ADDRESSES

SERVICESOURCE INTERNATIONAL, LLC

735 Battery Street

3rd Floor

San Francisco, CA 94111

GA SS HOLDING LLC

c/o General Atlantic Service Company, LLC

3 Pickwick Plaza

Greenwich, CT 06830

HOUSATONIC EQUITY INVESTORS SBIC, L.P.

HOUSATONIC MICRO FUND SBIC, L.P.

44 Montgomery Street

Suite 4010

San Francisco, CA 94101

SSLLC HOLDINGS, INC.

c/o Benchmark Capital

2480 Sand Hill Road

Suite 200

Menlo Park, CA 94025